UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2008, Under Armour, Inc. (the “Company” or “Under Armour”) issued a press release announcing the appointment of David McCreight, age 45, as the Company’s President. Kevin Plank, the Company’s current President, will continue as Chief Executive Officer and Chairman of the Board of Directors. A copy of Under Armour’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Mr. McCreight is expected to start with the Company on approximately September 15, 2008.

Mr. McCreight’s annual base salary will be $650,000. He will be eligible for a bonus under the Company’s annual incentive plan of up to 100% of his annual base salary paid during the year. For 2008, the Company has agreed to pay Mr. McCreight a minimum bonus under this plan of $190,000. For a full description of the Company’s annual incentive plan, see the “Compensation Discussion and Analysis” section of the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders. The Company will also pay Mr. McCreight a signing bonus of $385,000 and provide relocation benefits, including temporary housing and moving costs.

Upon his joining the Company, Mr. McCreight will be granted restricted share units with a grant date fair value equal to $4.0 million. The award will vest as to 50% of the shares approximately one year from the grant date, as to 25% of the shares two years from the grant date, as to 12.5% of the shares three years from the grant date and as to the remaining 12.5% of the shares four years from the grant date. The delivery of the shares that vest approximately one year from the grant date will be deferred for an additional one year after vesting. If within the first two years his employment is terminated by the Company without cause, any restricted share units that would have vested within twelve months of his termination date will vest on his termination date.

Upon his joining the Company, Mr. McCreight will also be granted performance-based stock options with a grant date fair value equal to $3.0 million. The stock options will vest in four equal installments based on the Company achieving each of four increasing levels of annual operating income. When each of the first three performance levels is achieved, the portion of the award tied to that performance level will vest 50% upon achievement of the performance and 50% one year later. When the fourth performance level is achieved, the portion of the award tied to that performance level will vest 100% upon achievement of the performance. If a performance level is not achieved by a certain date, the portion of the award tied to that performance level will be forfeited. The restricted share units and stock options will be granted under the Company’s 2005 Omnibus Long-Term Incentive Plan.

Mr. McCreight has entered into the Company’s standard one year non-compete agreement and standard change in control severance agreement that pays certain severance upon termination of employment following a change in control of the Company. For a full description of these agreements, see the “Potential Payments Upon Termination of Employment or Change in Control” section of the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders. In addition, if the Company terminates his employment without cause or he terminates employment for good cause, the Company has agreed to continue to pay his salary for one year as severance.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1: Under Armour, Inc. press release dated July 1, 2008 announcing the appointment of David McCreight as President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: July 1, 2008	By:	/s/ WAYNE A. MARINO
Wayne A. Marino
Chief Operating Officer